Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 27, 2009 with respect to the consolidated financial statements of Watsco, Inc. and subsidiaries (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” and Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”) and internal control over financial reporting appearing in the 2008 Annual Report of Watsco, Inc. and subsidiaries to its shareholders and with respect to the schedule included in the Annual Report on Form 10-K for the year ended December 31, 2008 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts”.

/s/Grant Thornton LLP

Miami, FL

December 11, 2009